EXHIBIT 99.6

Catalyst Semiconductor, Inc.

Stock Option Agreement

2003 STOCK INCENTIVE PLAN

1.	NOTICE OF OPTION GRANT

This Notice of Option Grant (the “Notice of Grant”) and the Terms and Conditions of the agreement section of this document (together, the “Stock Option Agreement” or the “Agreement”) evidences an Award of an Option (the “Option”) to purchase Common Stock of Catalyst Semiconductor, Inc. (the “Company”) that was granted to you on October 10, 2008 (the “Grant Date”). This Stock Option Agreement supersedes all prior oral or written understandings and agreements with respect to the Option granted to you on the Grant Date, including, without limitation, any Stock Option Agreement evidencing the Option previously entered into by you and the Company.

Unless otherwise defined herein, the terms defined in the 2003 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement.

Effective immediately prior to the merger of Centaur Acquisition Corporation, a wholly-owned direct subsidiary of Semiconductor Components Industries, LLC (“SCI”) and an indirect subsidiary of ON Semiconductor Corporation (“ON”), with and into the Company, you are hereby granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Stock Option Agreement, as follows:

Name of Optionee	Number of Shares Granted	Grant Date	Grant Price per Share	Grant Number/Type
Gelu Voicu	141,650	October 10, 2008	$3.19	SP-2124/NQSO

Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

Period	Vesting Date	Option to Purchase	Vesting in period occurs at	Grant Expiration Date
1	10/10/2009	35,412	Vesting Date	10/10/2018
2	10/10/2010	35,413	Vesting Date	10/10/2018
3	10/10/2011	35,412	Vesting Date	10/10/2018
4	10/10/2012	35,413	Vesting Date	10/10/2018

This Option shall not be subject to Section 6(c)(ii) of that certain Amended and Restated Employment Agreement, dated February 26, 2008, by and between you and the Company, but this Option shall be subject to that certain Employment Agreement, dated July 16, 2008, by and between you and SCI (the “SCI Agreement”).

Termination Period:

This Option may be exercised for 90 days after your termination as a Key Employee or as otherwise provided for in the SCI Agreement, or for one year following your termination as an Employee as the result of your death or Disability to the extent vested as of such date, but in no event later than the Grant Expiration Date as provided above. This Option may also be subject to earlier termination as provided in Section 12 of the Plan.

See the Terms and Conditions of the agreement section of this document.

Catalyst Semiconductor, Inc. Stock Option Agreement

Effective October 2004

You and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Stock Option Agreement. Your acceptance also confirms that you have reviewed and fully understand all provisions of the Plan and this Stock Option Agreement in their entirety, and understand that you may choose to obtain the advice of counsel prior to accepting this Stock Option Agreement. As the Optionee, you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee about any questions relating to the Plan and this Stock Option Agreement.

Catalyst Semiconductor, Inc. Stock Option Agreement

Effective October 2004

Terms and Conditions

A.	Grant of Option:

The Committee hereby grants to the Optionee named in this Notice of Option Grant (the “Optionee”), an option (the “Option”) to purchase a number of Shares, as set forth, in the Notice of Option Grant, at the Grant Price per Share set forth in this Notice of Option Grant (the “Grant Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(b) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Option Grant as an Incentive Stock Option, this Option in intended to qualify as an Incentive Stock Option under Section 422 of the Code.

B.	Exercise of Option:

1.	Right to Exercise.

This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Option Grant and the applicable provisions of the Plan and this Stock Option Agreement. In the event of the termination of Optionee’s Service, the exercisability of this Option is governed by the applicable provisions of the Plan and this Stock Option Agreement.

2.	Method of Exercise.

This Option is exercisable by delivery of an exercise notice, in the applicable exercise form (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee (which may include an electronic signature as determined by the Company) and shall be delivered in person, by email, on-line, electronically or by certified mail to the Company’s Stock Option Plan Administrator. The Exercise Notice shall be accompanied by payment of the aggregate Grant Price as to all Exercised Shares or notification of sale using the Company’s cashless exercise program through a broker authorized by the Company for participation in such program. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Grant Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or national quotation system upon which the Shares are then listed or quoted. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.

C.	Method of Payment:

Payment of the aggregate Grant Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (1) cash; (2) check, (3) delivery of a properly executed exercise notice together with such other documentation as the Committee and the broker participating in the Company’s cashless exercise program, if applicable, shall require to effect an exercise of this Option and delivery to the Company of the sale proceeds required to pay the grant price, or (4) surrender of other Shares, provided Shares acquired from the Company (i) have been owned by Optionee and subject to substantial risk of forfeiture for more than six months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Grant Price of the Exercised Shares.

Catalyst Semiconductor, Inc. Stock Option Agreement

Effective October 2004

D.	Non-Transferability of Option:

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

E.	Term of Option:

This Option may be exercised only within the term set out in the Notice of Option Grant, and may be exercised during such term only in accordance with the Plan and terms of this Stock Option Agreement.

F.	Tax Obligations.

1.         Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

2.         Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Grant Date, or (2) the date one year after the date of exercise, Optionee will immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee.

G.	Entire Agreement; Governing Law. The Plan and this Stock Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee. This Stock Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

H.	NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY THROUGH HIS OR HER CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF HIS OR HER CONTINUED SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

Catalyst Semiconductor, Inc. Stock Option Agreement

Effective October 2004

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.

OPTIONEE:	CATALYST SEMICONDUCTOR, INC.

/s/ Gelu Voicu	/s/ Keith Jackson
Signature	Signature
Keith Jackson
Title: Chief Executive Officer

Dated: October 17, 2008

Catalyst Semiconductor, Inc. Stock Option Agreement

Effective October 2004